Notice to Shareholders

Exhibit A

September 29, 2015

RE: AIP Multi-Strategy Fund P Off-Cycle Tender Offer

PLEASE REVIEW – ACTION MAY BE REQUIRED BY OCTOBER 29

Morgan Stanley is committed to keeping you informed about important matters that may affect your investments. Enclosed is an off-cycle tender offer notice that we are providing to you on behalf of AIP Multi-Strategy Fund P (“Fund P”), in which you are currently invested. In addition to the enclosed, please note the following important information:

•	The enclosed off-cycle tender notice relates to an offer to exchange your Fund P shares for shares in AIP Multi Strategy Fund A (“Fund A”). Although the offer to exchange Fund P shares for shares in Fund A is being made available to all clients of Fund P, Fund A is generally available to and designed for investors that are enrolled in an eligible investment advisory program.

•	This off-cycle tender will not permit you to redeem from Fund P in whole or in part and receive monetary proceeds for your Fund P shares. If you wish to tender and not exchange your Fund P shares, please refer to the regular tender offer that is generally distributed to Fund P investors on a quarterly basis.

•	If you do not wish to take part in either tender offer, no action is required.

Please review the enclosed notice, and if you are considering the exchange of your Fund P investment for Fund A shares, please consult with your Financial Advisor or Private Wealth Advisor to discuss the options available to you, before October 29th.

Sincerely,

Morgan Stanley Wealth Management

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Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”)—IMPORTANT DISCLOSURES

This material is not to be reproduced or distributed to any other persons (other than professional advisors of the investors or prospective investors, as applicable, receiving this material) and is intended solely for the use of the persons to whom it has been delivered. This material is not for distribution to the general public.

The sole purpose of this material is to inform, and it in no way is intended to be an offer or solicitation to purchase or sell any security, other investment or service, or to attract any funds or deposits. Investments mentioned may not be suitable for all clients. Any product discussed herein may be purchased only after a client has carefully reviewed the offering memorandum and executed the subscription documents. Morgan Stanley Wealth Management has not considered the actual or desired investment objectives, goals, strategies, guidelines, or factual circumstances of any investor in any fund(s). Before making any investment, each investor should carefully consider the risks associated with the investment, as discussed in the applicable offering memorandum, and make a determination based upon their own particular circumstances, that the investment is consistent with their investment objectives and risk tolerance.

Alternative investments often are speculative and include a high degree of risk. Investors could lose all or a substantial amount of their investment. Alternative investments are suitable only for eligible, long-term investors who are willing to forgo liquidity and put capital at risk for an indefinite period of time. They may be highly illiquid and can engage in leverage and other speculative practices that may increase the volatility and risk of loss. Alternative Investments typically have higher fees than traditional investments. Investors should carefully review and consider potential risks before investing.

All expressions of opinion are subject to change without notice and are not intended to be a forecast of future events or results. Further, opinions expressed herein may differ from the opinions expressed by Morgan Stanley Wealth Management and/or other businesses/affiliates of Morgan Stanley Wealth Management.

This is not a “research report” as defined by NASD Conduct Rule 2711 and was not prepared by the Research Departments of Morgan Stanley Smith Barney LLC or Morgan Stanley & Co. LLC or its affiliates.

Past performance is no guarantee of future results. Actual results may vary. Diversification does not assure a profit or protect against loss in a declining market.

Alternative investments involve complex tax structures, tax inefficient investing, and delays in distributing important tax information. Individual funds have specific risks related to their investment programs that will vary from fund to fund. Clients should consult their own tax and legal advisors as Morgan Stanley Wealth Management does not provide tax or legal advice.

Interests in alternative investment products are offered pursuant to the terms of the applicable offering memorandum, are distributed by Morgan Stanley Smith Barney LLC and certain of its affiliates, and (1) are not FDIC-insured, (2) are not deposits or other obligations of Morgan Stanley or any of its affiliates, (3) are not guaranteed by Morgan Stanley and its affiliates, and (4) involve investment risks, including possible loss of principal. Morgan Stanley Smith Barney LLC is a registered broker-dealer, not a bank.

© 2015 Morgan Stanley Smith Barney LLC.

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